SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

Filed by the Registrant [  ]

Filed by a Party Other than the Registrant [x]

Check the Appropriate Box:

[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only (as permitted by
 Rule 14a-6(e)(2))
[  ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[x] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

BOINGO WIRELESS, INC.
(Name of registrant as specified in its charter)

IDES CAPITAL MANAGEMENT LP
IDES CAPITAL OPPORTUNITIES FUND, LP
IDES CAPITAL ADVISORS LLC
IDES CAPITAL PARTNERS LP
IDES CAPITAL GP LLC
DIANNE MCKEEVER
ROBERT LONGNECKER
KAREN FINERMAN
BRADLEY STEWART
(Name of person(s) filing proxy statement, if other than the registrant)
Payment of Filing Fee (Check the Appropriate Box):

[x] No fee required.
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to
Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

[  ] Fee paid previously with preliminary materials:
[	] Check box if any part of the fee is offset as provided by Exchange Act
   Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement no.:
(3) Filing Party:
(4) Date Filed:

Ides Capital Management LP ("Ides Capital") together with the other participants named herein intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of the individuals nominated by Robert Longnecker, a Partner and Director of Ides Capital, at the upcoming 2016 annual meeting of stockholders of Boingo Wireless, Inc.

On April 8, 2016, Ides Capital issued the following press release:

Ides Capital Issues Letter to Board of Boingo Wireless
Deeply Concerned that Boingo Appears Untroubled by Weak Corporate Governance Practices and Has Failed to Engage in Constructive Dialogue to Address These Issues
Calls on Boingo to Expand Board in Time for Shareholders to Vote at the 2016 Annual Meeting
Urges Company to Take Steps to Improve Corporate Governance, Including De-Staggering the Board, Separating CEO/Chairman Roles, and Pursuing Greater Diversity among Directors
Ides Believes Its Two Highly-Qualified Nominees for the Boingo Board, Karen Finerman and Bradley Stewart, are Poised to Address Poor Corporate Governance and Underperformance at Boingo
April 08, 2016 02:03 PM Eastern Daylight Time
NEW YORK--(BUSINESS WIRE)--Ides Capital Management LP ("Ides Capital") today publicly released a letter it sent to the Board of Boingo Wireless, Inc. (NASDAQ: WIFI) ("Boingo" or "the Company") on April 5, 2016. In the letter, Ides urges the Company to take a number of steps to improve corporate governance and calls on Boingo to expand the Board of Directors to seven members and permit shareholders to vote on these Directors at the 2016 Annual Meeting.
While it was Ides' sincere hope that following this letter Boingo would arrest their pattern of merely paying lip service to shareholder concerns while failing to engage in real dialogue or take real action, the opposite has been the case. Despite claiming a desire to "reach a mutually agreeable resolution," in both a written response from the Company and subsequent phone call with David Hagan and Chuck Davis, they merely repeated their original suggestion that Ides should submit its highly qualified nominees into the Board's process without responding to or addressing Ides' real and material concerns that the entire process is flawed. As a result, Ides believes the only option is to publicly make shareholders aware of our significant corporate governance concerns at this time.
The full text of the letter is below:

April 5, 2016
Ides Capital Management LP
157 Columbus Avenue, 4th Floor New York, NY 10023
Boingo Wireless, Inc.
10960 Wilshire Boulevard, 23rd Floor Los Angeles, CA 90024
Attn: Board of Directors
cc: Peter Hovenier, Chief Financial Officer and Secretary
Dear Board Members,
We appreciate the discussions that we have had with members of the Board and the management team over the past five months. As you may be aware, Ides Capital seeks to constructively engage with management teams and corporate boards to improve corporate governance practices and to implement changes that drive long-term value for the benefit of all shareholders. Accordingly, we wanted to write to you to formally outline our concerns as well as several recommendations that we believe would materially benefit Boingo's corporate governance structure and, consequently, its shareholders.
On April 1st, Rob Longnecker and I spoke with Chuck Davis and Terry Jones of the Company's Nominating and Governance Committee. We appreciated the opportunity to speak with Chuck and Terry in order to more fully understand the nominating process, but disappointingly, we were ultimately left with an even greater concern that the Board appears largely unaware of and untroubled by its poor corporate governance practices. Understand that our perspective is shaped not only by our thorough review of the Company's corporate governance practices in combination with the new information we received from Chuck and Terry, but also by the dismal governance scores that the Company receives from Institutional Shareholder Services (ISS).
We believe that the March 15, 2016 decision by ISS, a leading provider of corporate governance and responsible investment solutions for asset owners, to assign to Boingo a Governance QuickScore rating of 7, with 10 being the highest possible governance risk, speaks volumes in terms of the Company's "higher risk" corporate governance practices. It is worth noting that this score represents a deterioration from the prior ISS QuickScore. While management and the Board speak positively of Boingo's governance, we believe that "actions speak louder than words" and many of the actions taken by this Board lead us to believe that the current directors do not share our views on what constitutes sound corporate governance. Specifically, we are very concerned by:

•
The Board's decision, as we were informed by Chuck and Terry, early this year to appoint a seventh director to the Board within calendar year 2016 as opposed to a specific commitment to place a seventh director nominee on the proxy for the upcoming Annual Meeting of Shareholders. As you may be aware, we informed Dave Hagan (before being told of the intention to expand the Board) as well as the Nominating and Governance Committee members that we believe that the Boingo Board should be expanded to include a seventh director to avoid a split vote on a material matter and to augment the support that the Board provides to the Company. However, we strongly believe that the new director should be added to the Company's proxy as a matter to be decided by shareholders. If the Board fails to put a new nominee (constituting a 7th directorship) on this year's proxy and instead appoints such a director after the Annual Meeting, this would be yet another instance of what we believe is a troubling pattern: the Boingo Board repeatedly appoints new directors in a manner that skirts the appropriate process of allowing shareholders to vote on directors at the Annual Meeting. Specifically, the appointments of Michael Finley (August 2013) and Lance Rosenzweig (July 2014) each came less than 2 months after the relevant Annual Meetings. Additionally, Chuck Davis was appointed to the Board shortly after the Boingo IPO, as opposed to being disclosed in the Company's S-1 filings for review by prospective shareholders. Finally, the only time since the IPO that the Board filled a vacancy by placing a director nominee on the Company's proxy statement was the 2013 nomination of Terry Jones. While we would ordinarily view this nomination as a best practice procedurally, it is concerning that Terry Jones had a long-term directorship at EarthLink, which was founded by Sky Dayton (the founder and, at the time of Jones' nomination, Chairman of Boingo) and Mr. Jones and Mr. Dayton overlapped as directors of EarthLink from October 2003 through October 2008. In total, this combination of facts leads us to the conclusion that the Board regularly appoints directors for a trial run before allowing shareholders to decide the matter for themselves, with the sole exception being a case where the Boingo Chairman had a long-running prior relationship with the director nominee.

•
The Board's decision to maintain a staggered board, rather than allowing shareholders to elect every director at each Annual Meeting for a one-year term. Maintaining a staggered board materially impairs the influence of shareholders and, accordingly, leads to entrenched boardrooms and insulated management teams. It is worth noting that more than 85% of the companies in the S&P500 have un-staggered boards, reflecting the desire of institutional shareholders that boards implement this measure of good corporate governance. This Board shows no interest in adopting this rapidly spreading best practice.

•
The Board's decision to combine the roles of CEO and Chairman into what is sometimes referred to as "the Imperial CEO", when Sky Dayton resigned from the Board in August 2014. We believe that combining these roles reflects an anachronistic approach to corporate governance and substantially weakens a key role of a board: to maintain a system of "checks and balances" that can ensure that a CEO does not have too much power at a company.

•
The Board's failure to diversify the boardroom – not only with respect to gender and multicultural diversity, but also with respect to age, operational experience and other relevant attributes and skill sets.

•	The Board's decision to base the CEO's performance-driven compensation overwhelmingly on revenue growth and to set what appears to be a very low hurdle rate for success on this metric.
For all of the above reasons, we believe that this Board is not meeting the expectations of shareholders or governance experts in terms of implementing corporate governance best practices. We also believe that the Company is not meeting the financial performance expectations of shareholders, with a stock price that is down more than 40% since the IPO and three consecutive years of operating losses. Our experienced, well-qualified nominees would, we believe, be additive on both of these fronts. However, given all of the concerns we have outlined, we see no reason to feel assured that submitting our nominees into Boingo's "business as usual" nominating process, as has been the suggestion, will generate the result that we believe would best serve shareholders – an opportunity to refresh and augment the Boingo Board by electing new, independent directors at the 2016 Annual Meeting.
We, therefore, encourage the Board to immediately take the following steps towards improved governance:
1.	Expand the Board to seven directors and allow shareholders the opportunity to vote on the expanded board at this year's Annual Meeting
2.	De-stagger the Board, over time as each class comes up for election, limiting the prospective term of each director to the following year
3.	Separate the roles of Chairman and CEO
4.	Diversify the Board with respect to gender diversity, multicultural diversity and a diversity of backgrounds and skill sets
5.	Create a management incentive structure that focuses more strongly on profitability and returns on invested capital
Finally, on April 4th, we had a call with CEO Dave Hagan and CFO Pete Hovenier, where we once again expressed our governance and performance concerns. During that call, we were surprised and disappointed to hear their opinion that, "for its size", Boingo's "governance is quite good". Given current trends in corporate governance best practices and the company's ISS QuickScore, we strongly disagree and do not believe that the smaller size of a company justifies a "race to the bottom" with respect to corporate governance.

We urge the Board to take immediate steps to implement the measures that we have outlined and that we strongly believe will benefit all shareholders by augmenting the Board's accountability and positioning Boingo to drive long-term value. We remain hopeful that we can move forward constructively with the understanding, however, that in order to do so, it is critical that we see a demonstrable commitment by the Board to address its deficient governance practices.
Respectfully,
Dianne McKeever
Chief Investment Officer
Ides Capital Management LP
About Ides Capital Management LP
Ides Capital Management LP is a New York-based investment advisor focused on small and mid-capitalization public companies that are deeply undervalued and provide a margin of safety. Ides seeks to constructively engage with management teams and corporate boards to implement positive changes to drive long-term value to the benefit of all stockholders and to improve corporate governance practices, including a strong focus on boardroom diversification.
CERTAIN INFORMATION CONCERNING THE PARTICIPANTS
Ides Capital Management LP ("Ides Capital") together with the other participants named herein (collectively, "Ides"), intends to file a preliminary proxy statement and an accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of the individuals nominated by Robert Longnecker, a Partner and Director of Ides Capital, at the 2016 annual meeting of stockholders of Boingo Wireless, Inc. (the "Company").
IDES STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.
The participants in the proxy solicitation are anticipated to be Ides Capital, Ides Capital Opportunities Fund, LP, Ides Capital Advisors LLC, Ides Capital Partners LP, Ides Capital GP LLC (collectively, the "Ides Entities"), Dianne McKeever, the Chief Investment Officer of Ides Capital, Robert Longnecker, a Partner and Director of Ides Capital, Karen Finerman and Bradley Stewart (collectively, the "Participants").

As of the date hereof, Ms. McKeever directly owned 3,250 shares of common stock, $0.0001 par value (the "Common Stock"), of the Company. As of the date hereof, Mr. Longnecker beneficially owned 115,977 shares of Common Stock, including (i) 19,000 shares owned directly, (ii) 76,277 shares held in managed accounts over which he has voting and dispositive power and (iii) 20,700 shares held in managed accounts over which he has dispositive power. As of the date hereof, Mr. Stewart directly owned 10,930 shares and Ms. Finerman directly owned 15,000 shares. As of the date hereof, none of the Ides Entities beneficially owned any shares of Common Stock.
Contacts
Media
Sloane & Company
Dan Zacchei / Joe Germani
212-486-9500
Dzacchei@sloanepr.com or Jgermani@sloanepr.com